Exhibit 4.24

SKILLFUL CRAFTSMAN EDUCATION TECHNOLOGY LIMITED

Floor 4, Building 1, No. 311, Yanxin Road

Huishan District, Wuxi

Jiangsu Province, PRC 214000

13 Dec，2024

Dear Bill Fu Bin

We are pleased to confirm the compensation for your service as the Chief Executive Officer (CEO) of Skillful Craftsman Education Technology Limited from October 1, 2024 to Sep 30, 2025.

Position: Chief Executive Officer (CEO)

Location: Shenzhen, China

Total Compensation Package:

Base Salary: An annually base salary of 60,000 USD. Base salaries are reviewed annually.

Equity Grant: You will be granted 90,000 ordinary shares of the Company that are not registered with SEC and will be vested on September 1, 2025, subject to your remaining in the continuous service of the Company or its affiliates on such date. Upon the vesting of such shares, the Company shall issue the shares to you promptly following the vesting date to which the shares are subject, but in no event later than 60 days following such date.

Responsibilities:

As our CEO, you will report to the Board and be responsible for providing visionary leadership, strategic direction, and overseeing the overall operations of the company. In addition to those listed in your employment agreement, your key responsibilities will include but are not limited to:

- Developing and implementing a comprehensive business strategy.

- Leading cross-functional teams to drive company goals.

- Fostering a culture of innovation, collaboration, and excellence.

- Ensuring compliance with industry regulations and ethical standards.

- Building and maintaining relationships with stakeholders.

We believe that your leadership and expertise will contribute to our company’s continued success and growth. You will play a vital role in shaping the financial strategy and driving our company’s financial performance.

If you accept the compensation package listed above, please sign below.

Sincerely,

Shaowei Zhang	Bin Fu
Chairman of the Compensation Committee	Chief Executive Officer

Tel: (86) 0510 81805788
Floor 4, Building 1, No. 311, Yanxin Road
Huishan District, Wuxi
Jiangsu Province, PRC 214000